EXHIBIT 3.2

BY-LAWS

of

BUCK ACQUISITION CORP.

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.    Place of Meeting. Meetings of the stockholders of Buck Acquisition Corp. (the “Corporation”) shall be held at such place either within or without the State of Tennessee as the Board of Directors may determine.

Section 2.    Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 3.    Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 4.    Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation's issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting and Proxies. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation's issued and outstanding capital stock. Every stockholder entitled to vote at any meeting may do so either in person or by written proxy, which proxy shall be filed with the secretary of the meeting before being voted.

Section 6. Actions of Stockholders Without Meeting. Unless otherwise provided by the Charter or these bylaws, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting, the action is evidenced by a written consent describing the action taken, the written consent is signed by each stockholder entitled to vote on the action in one or more counterparts indicating each signing stockholder’s vote or abstention on the action, and the written consent is delivered to the Corporation for inclusion in the minutes or filing with the corporate records. As evidenced by the foregoing written consent action, the affirmative vote of the number of shares of stock of the Corporation that would be necessary to authorize or take such action at a meeting of the stockholders shall be the act of the stockholders.

ARTICLE II

DIRECTORS

Section 1.    Number, Election and Removal of Directors. At any time and from time to time, the number of Directors that shall constitute the Board of Directors shall be equal to the number of then current managers of the board of managers of Buck Holdings, LLC as provided in Section 7.1 of the Amended and Restated Limited Liability Company Agreement of Buck Holdings, LLC (“LLC Agreement”); provided, that the number of Directors shall in no event be less than one. The Board of Directors has the power to fix or change the number of Directors, including an increase or decrease in the number of Directors, subject to the provisions contained in, and compliance with the provisions of, the LLC Agreement. The Directors shall be elected by stockholders at their annual meeting or pursuant to a consent of the stockholders provided herein. Subject to the provisions contained in the LLC Agreement, a Director may be removed with or without cause by the stockholders and any vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority vote of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders.

Section 2.    Voting. Except as otherwise provided herein, each director shall be entitled to one vote; provided, however, (a) in the event that (i) KKR 2006 Fund L.P. and its affiliates (“KKR”) shall have the right to designate and cause to be elected four Directors pursuant to Section 1 of this Article II, each of the Directors actually designated by KKR and elected to the Board of Directors shall be entitled to a number of votes equal to four divided by the number of Directors actually designated by KKR; (ii) KKR shall have the right to designate and cause to be elected three Directors pursuant to Section 1 of this Article II, each of the Directors actually designated by KKR and elected to the Board of Directors shall be entitled to a number of votes equal to three divided by the number of Directors actually designated by KKR; (iii) KKR shall have the right to designate and cause to be elected two Directors pursuant to Section 1 of this Article II, each of the Directors actually designated by KKR and elected to the Board of Directors shall be entitled to a number of votes equal to two divided by the number of Directors actually designated by KKR; and (iv) KKR shall have the right to designate and cause to be elected one Director pursuant to Section 1 of this Article II, for the avoidance of doubt, such director shall have one vote; and (b) in the event that (i) GS Capital Partners VI Fund, L.P. and its affiliates (“Goldman”) designate two Directors to the Board of Directors pursuant to Section 1 of this Article II, each such Director so designated and elected to the Board of Directors shall have half a vote and (ii) Goldman designates one Director pursuant to Section I of this Article II, such Director so designated and elected to the Board of Directors shall have one vote.

Section 3.    Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President and Secretary if directed by the Board of Directors.

Section 4.    Notice. Regular meetings of the Board of Directors may be called on at least two (2) Business Days notice to each Director, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Board of Directors, or the chairman thereof (if any), as applicable. Any Directors holding two votes on the Board of Directors (of which at least one such Director must have been designated by KKR) may call a special meeting of the Board of Directors on not less than two (2) Business Days’ notice to each other Director, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of a special meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice shall state the purposes of the meeting.

Section 5.    Quorum. At all duly called meetings of the Board of Directors thereof, Directors holding a majority of the total number of votes (including at least one designee of KKR and taking into account the right of Directors to vote for undesignated Directors pursuant to Section II of this Article II) on the Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Charter of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of Directors holding a majority of the total number of votes on the Board of Directors (taking into account the right of Directors to vote for undesignated Directors pursuant to Section II of this Article II, and which majority must include a designee of KKR) at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 6.    Committees. The Board of Directors shall establish an Audit Committee and a Compensation Committee and any other committee of the Board of Directors that may be formed upon the approval of the Board of Directors, the power and authority of each to be determined from time to time by the Board of Directors. KKR shall be entitled to appoint one or more Directors to each committee of the Board of Directors and Goldman shall be entitled to designate a Director to any committee as to which KKR has designated a Director; provided, however, that each of KKR and Goldman shall lose such right at such time as it is no longer entitled to designate Directors having at least one vote on the Board of Directors. Additional members of each committee, if any, shall be as appointed by the Board of Directors and the Board of Directors shall have the right to appoint any other observer to any such committee. The chairmen of the committees will be designated by KKR.

Section 7.    Actions of Board Without Meeting. Unless otherwise provided by the Charter or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a President, a Vice President, a Secretary and a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

GENERAL PROVISIONS

Section 1.    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 2.    Corporate Books. The books of the Corporation may be kept at such place within or outside the State of Tennessee as the Board of Directors may from time to time determine.

ARTICLE V

INDEMNIFICATION

Section 1.    Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to each director and officer of the Corporation, or any person who may have served at the request of the Corporation’s Board of Directors or its President or Chief Executive Officer as a director or officer of another corporation (and, in either case, such person’s heirs, executors and administrators), to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted. The Corporation may indemnify and advance expenses to any employee or agent of the Corporation who is not a director or officer (and such person’s heirs, executors and administrators) to the same extent as to a director or officer, if the Board of Directors determines that doing so is in the best interests of the Corporation.

Section 2.    Non-Exclusivity of Rights. The indemnification and expense advancement provisions of Section 1 of this Article V shall not be exclusive of any other right which any person (and such person's heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the Charter, provision of these Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance (purchased by the Corporation or otherwise), both as to action in such person's official capacity and as to action in another capacity.

Section 3.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation's Board of Directors or its Chief Executive Officer as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or the Act.